Exhibit 99.1
{Charles & Colvard Logo}
NEWS RELEASE
300 Perimeter Park Drive, Suite A Morrisville, North Carolina 27560 919.468.0399	Company Contact: Timothy Krist Chief Financial Officer 919.468.0399, ext. 295 tkrist@charlesandcolvard.com	Investor Relations: Fran Barsky 919.244.7357 fbarsky@charlesandcolvard.com
FOR IMMEDIATE RELEASE

CHARLES & COLVARD APPOINTS RANDY N. MCCULLOUGH AS CHIEF EXECUTIVE OFFICER AND H. MARVIN BEASLEY TO BOARD OF DIRECTORS

MORRISVILLE, N.C., November 9, 2009 - Charles & Colvard, Ltd. (NASDAQ: CTHR), the sole manufacturer of moissanite jewels, The Most Brilliant Jewel in the World™, announced today the appointments of Randy N. McCullough as its Chief Executive Officer and H. Marvin Beasley to its Board of Directors. Mr. McCullough’s responsibilities will include the development of short- and long-term operating strategies designed to enhance shareholder value by growing top-line revenue and improving net profit and cash flow. Mr. Beasley’s responsibilities will be to add additional jewelry industry expertise to Charles & Colvard's Board of Directors.

Mr. McCullough's career spans 36 years of diverse, progressive responsibilities in the jewelry industry. For the past 12 years, Mr. McCullough, age 56, was with Samuels Jewelers, a privately held retail specialty jewelry store chain with 150 stores located primarily in regional shopping malls, where he started in 1997 as Senior Vice President of Merchandising and Marketing, became President and Chief Executive Officer in 1998, and, in 2008, became Chairman of the Board. Prior to Samuels Jewelers, Mr. McCullough was President and Chief Executive Officer of Silverman's Factory Jewelers, a vertically integrated retail jewelry chain in the Southwestern United States. Mr. McCullough began his career with A.A. Friedman Company, a privately held retail jewelry store chain that grew from 23 stores to over 120 stores during his tenure. Mr. McCullough is a National Jeweler Retailer Hall of Fame inductee and has served as Chairman of the Diamond Council of America, a Committee Chairman of the Gemological Institute of America, and a Director of the Jewelers Summit Advisory Council.

Mr. Beasley, age 66, recently retired from Helzberg Diamonds, a retail jewelry store chain, where he was Chief Executive Officer for the past five years. From 2000 to 2004, Mr. Beasley was President and Chief Operating Officer of Helzberg, responsible for merchandising and marketing, distribution, and store operations. He started at Helzberg in 1989 as Senior Vice President of Merchandising and Distribution. Mr. Beasley began his retail jewelry career in 1973 as a Merchandise Manager for Best Products Company.

George R. Cattermole, Chairman of the Board of Charles & Colvard commented, "We are extremely pleased to add Randy and Marvin to our team, and we believe their jewelry and merchandising backgrounds will be the differentiating factors to Charles & Colvard's future success. With our recent additions of Tim Krist as our Chief Financial Officer and Tom Pautz as our Vice President of Sales and Marketing, we believe we have the right cross-section of talent that can execute the strategic initiatives to increase shareholder value and to reintroduce Charles & Colvard to the world."

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd. (NASDAQ: CTHR), based in the Research Triangle Park area of North Carolina, is the global sole source of lab-created moissanite, a unique, near-colorless jewel that is distinct from other gemstones and jewels based on its exceptional fire, brilliance, luster, durability and rarity. Charles & Colvard Created Moissanite is currently used in fine jewelry sold primarily through domestic and international retailers. For more information, please access www.moissanite.com or www.charlesandcolvard.com.

Charles & Colvard and Charles & Colvard Created Moissanite are registered trademarks of Charles & Colvard, Ltd.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Statements expressing expectations regarding our future and projections relating to products, sales, revenues, and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations, and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated, or implied in these forward-looking statements as a result of many factors including, but not limited to, the recent downturn in the worldwide economy and its ongoing impact on our business and the business of our customers and suppliers, any continued trends in the general economy that would adversely affect consumer spending, a further decline in our sales, dependence on consumer acceptance of our products, dependence on Cree, Inc. as the current supplier of most of the raw material, ability to develop a material second source of supply, dependence on a limited number of customers, risks of conducting operations in foreign countries, dependence on third parties for the sales and marketing of our products to end consumers, continued listing of our common stock on the NASDAQ Global Select Market, and the impact of significant changes in our management on our ability to execute our business strategy in the near-term, in addition to the other risks and uncertainties described in more detail in our filings with the Securities and Exchange Commission, or the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and subsequent reports filed with the SEC. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the SEC that discuss other factors relevant to our business.

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